EXHIBIT 99.4

FOR IMMEDIATE RELEASE

ORSUS XELENT TECHNOLOGIES BOARD OF DIRECTORS ADDS INDEPENDENT DIRECTORS AND EXPANDS CORPORATE GOVERNANCE COMPLIANCE

NEW YORK, NY - (Prime Newswire) February 7, 2007 - Orsus Xelent Technologies, Inc. (OTCBB: ORXT), an emerging designer and manufacturer of award-winning mobile phones in The People’s Republic of China (PRC) announced today that five independent directors have been elected to the Board of Directors (the “Board”) of Orsus Xelent Technologies, Inc. (the “Company”).

Howard S. Barth

Mr. Barth, age 54, is a member of the Canadian Institute of Chartered Accountants and the Ontario Institute of Chartered Accountants. He earned his B.A. and M.B.A. at York University and has over 25 years of experience as a certified accountant. Until recently, he was chief executive officer and president with Yukon Gold Corporation, Inc., a public company which is dual-listed in the U.S. and Canadian markets. He is currently a director of Yukon Gold Corporation Inc. and has served on its audit committee. He is also a member of the Board of Directors and chairman of the audit committee for Nuinsco Resources Limited, a TSX-listed exploration company.

Nathaniel K. Hsieh

Mr. Hsieh, age 42, is a member of the Illinois and Iowa Bar Associations. He earned his L.L.M. at Georgetown University and his J.D. at the University Of Iowa College Of Law. He is the Founder and President of Tritent International Corp. of Chicago, Illinois, which oversees tobacco import and manufacturing operations for one of the 60 independent tobacco manufacturers in U.S.

Naizhong Che

Mr. Che, age 64, earned his B.S. from Beijing University of Posts and Telecommunications. Now retired, he has broad experience in the communications industry including R&D, production, imports and exports. He served twelve years with the Ministry of Information Industry of China Posts and Telecommunications Industry Standardization Institute in various capacities.

Zhixiang Zhang

Mr. Zhang, age 39, earned bachelor and master’s degrees at Central University of Finance and Economics. He has extensive experience in corporate financial management, audits and financial strategy, and most recently was the Financial Controller for Cec-Chinacomm Communications Co., Ltd.

Peng Wang

Mr. Wang, age 35, earned his bachelor’s degree at Central University of Finance and Economics and his master’s at Guanghua School of Management, Peking University. His expertise includes formulating, planning and implementing marketing strategies for technology companies. He is currently General Manager for Beijing Youlilianxu Technology Co., Ltd. where he is responsible for products in China, including ViewSonic projection, Samsung MP4 and LG projection.

The Current Directors on the Board

The independent directors listed above join Yu Liu, age 41, Chairman of the Board and a director of the Company since 2003, and Xin Wang, age 38, director, founder, President and CEO of Orsus Xelent.

Additional Corporate Governance Measures

In addition to the election of the independent directors, the Board also revised its By-Laws and adopted a Code of Business Conduct and Ethics. Further, it adopted the charters of and appointed members to the Audit, Compensation and Nominating and Corporate Governance Committees. Committee membership and copies of the documents adopted by the Board are available in the Form 8-K filed with the SEC.

“As Orsus continues to grow its business, the role of the Board of Directors becomes more important. Today’s announcement is further evidence of our commitment to our shareholders to conduct our business according to the highest standards,” commented Liu Yu, Board chairman. “We are pleased that these independent directors have agreed to join our Board of Directors, and believe that their wide range of expertise will be a valuable asset for Orsus Xelent.”

About Orsus Xelent Technologies

Incorporated in the state of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People’s Republic of China (PRC). The company’s business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region’s first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. Since the company’s launch in 2004, it has established “Orsus” as a popular brand and achieved a significant share of the world’s largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

US:
Tel 212-719-7535
Fax 212-790-9594

PRC:
Tel 010-85653777
Fax 010-85653666